TRICO MARINE SERVICES

Moderator: Geoff Jones

07-31-07/7:30 a.m. CT

Confirmation # 1465541

Exhibit 99.1

TRICO MARINE SERVICES

Moderator: Geoff Jones

July 31, 2007

7:30 a.m. CT

Operator:  Good day everyone and welcome to the Trico Marine Services, second quarter conference call.  Today’s conference is being recorded.

And to get us started, I am pleased to turn the floor over to Chief Financial Officer, Mr. Geoff Jones.  Mr. Jones, you may begin. sir.

Geoff Jones:  I’m Geoff Jones, CFO of Trico, and I’ll start with our forward-looking statements.

The statements in this conference call regarding business plans or strategies, projected benefits from joint ventures, partnerships, projections involving, revenues, operating results, forecast from operations, anticipated capital expenditures, and other statements which are not historical fact or forward-looking statements.

Such statements involve risks and uncertainties and other factors detailed in the company’s Forms 10-Q and 10-K, registration statements and other filings with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize or the consequences of such development worsen, or should our underlying assumption prove incorrect, actual outcomes my vary materially from those forecasted or expected.

             The company disclaims any intention or obligation to publicly update or revise such statements, whether as a results of new information, future events, or otherwise.

TRICO MARINE SERVICES

Moderator: Geoff Jones

07-31-07/7:30 a.m. CT

Confirmation # 1465541

             Now, Joe Compofelice will review the second quarter operations.

Joe Compofelice:  Good morning, everyone.  I’m Joe Compofelice, and I’m the Chairman and CEO of Trico.  And I’ll start off with some brief comments about the macro economics of the business and what we see going forward.

             Notwithstanding the special cost issues that we pre-nnounced in the second quarter, we’re happy to report that everything else seems to be in, I’d say, exceptionally solid shapes.  Day rates in our major markets are very stable, and in the Gulf of Mexico, even edging up slightly.  Utilization of our vessels in all of our major markets is very high, and any softness we reported in the second quarter is not the result of demand softness.  It’s more a function of the effect of having so many dry dockings, which Geoff will talk more about in a second, but so many dry dockings going on at the same time, which, of course, leaves less boats on ticket.

             Our operating costs around the world are stable.  They are not increasing.  They haven’t changed materially over the year, and we don’t expect any material movements in our cost for the rest of the year, again with the exception of dry docking.  Everybody on the call is pretty familiar with the new bill schedule that’s out there, and this obviously is having a direct effect on labor, parts and also having an effect on availability in yards in order to get maintenance and classifications completed.

So Geoff will go over some of the detailed numbers now for the second quarter.

Geoff Jones:  Reported earnings per share of $0.29 for the quarter on charter hire revenues of $57.9 million compared with earnings per share of $0.95 on charter hire revenues of $60.7 million for the first quarter of ’07.  Our charter hire revenues in the second quarter of 57.9 million were $2.8 million less than in the first quarter, about 69 percent of our second quarter charter hire revenues were international with 50 percent from the North Sea, 14 percent from West Africa, and five percent from other international areas.  The remaining 31 percent was from the Gulf of Mexico.

TRICO MARINE SERVICES

Moderator: Geoff Jones

07-31-07/7:30 a.m. CT

Confirmation # 1465541

             For our North Sea class vessels day rates continue to be strong, averaging $23,885 for the quarter.  The impact of those strong market conditions in the quarter was lessened by the fact that during the quarter, we did have four North Sea class vessels, and so second quarter utilization of 86 percent was lower than the prior quarter.  The good news is that we now have over two-thirds of our planned North Sea class dry dockings for the year behind us, and also as contracts are over, we expect to benefit from higher rates going forward.

For the period thus far in July, day rates for the company’s North Sea class vessels have held fairly steady in excess of $23,700 and utilization increased to 90 percent.  We anticipate continued strength in the North Sea market and expect utilization to continue at higher levels with the full contributions of these vessels and as the construction season progresses.

             We were also pleased to see stability in the markets for our Gulf class vessels, results in average day rates for vessels on time charter remaining steady in excess of $9,700, similar to the previous quarter.  Utilization of our actively marketed Gulf class vessels in the second quarter remained consistent with the first quarter at 81 percent.  July month-to-date day rates of around 9,600 and utilization of actively marketed vessels increased to 91 percent.  We remain optimistic about the Gulf.  All of our 180 food supply vessels in the Gulf of Mexico are working at day rates in excess of $9,000 and the leading edge day rate in the Gulf is $10,000.

             We now have 10 vessels in West Africa.  We have seen an increase in activity in West Africa and expect day rates and utilization in the region to continue to improve.  In Southeast Asia, the first five previously stacked vessels arrived in China to work in our joint venture.  As China reports record growth, we continue to be elated with the prospects for offshore operations in this exciting market.  In summary, going forward we see activity increasing and day rates improving in all of our international core markets.  We reported operating income of $5.3 million for the quarter, compared to $20.8 million for the first quarter of ’07.

TRICO MARINE SERVICES

Moderator: Geoff Jones

07-31-07/7:30 a.m. CT

Confirmation # 1465541

As alluded to earlier in the month, direct vessel operating expenses increased $5.6 million in the second quarter, compared to the prior quarter, due primarily to maintenance and classification costs for the quarter of $8.8 million, about half what we would expect for the full year, mostly due to M&C on the four North Sea class vessels mentioned earlier.  In fact, in the first half of 2007, we complete M&C work on 21 of the 27 vessels, that’s 78 percent of the vessels scheduled for the year.  And we expect M&C for the remainder of ’07 to be substantially lower.

             On the Northern River, we opened the moon pool, added a taught wire, made improvements to accommodations and installed a crane pedestal and this resulted in a five year contract at attractive rates with Blue Stream.  As I had also indicated previously, G&A costs did increase by 3.2 million from the first quarter, primarily due to costs related to our proxy contests, pursuit of acquisition opportunities that did not lead to a completed transaction and relocation and strength and security related to our West Africa operation.  Cost associated with severance will also result in an increase in G&A in the third quarter, including non cash equity compensation expense of $1.7 million.

             Our effective tax rate for the second quarter was 47 percent, driven by the mix of international and U.S. income, an alternative minimum tax in the United States.  The effective tax rate for the six month period was 42 percent, however, that’s not nearly as important as our cash tax rate of only seven percent, which is indicative of our cash tax rate for the foreseeable future.  Remember, we still have $120 million in NOLs, which will last us for a few years.

             Now looking at the balance sheet at the end of the quarter, we had unrestricted cash and available for sales securities of $311 million, included in construction in progress on our balance sheet as $80 million related to our three vessel new build program.  Two of the vessels are scheduled for delivery in the first quarter of 2008, and the other is scheduled early in the third quarter of 2008.  We expect to invest 17 million in completing these three vessels in 2007, and the remaining 30 million in 2008.

TRICO MARINE SERVICES

Moderator: Geoff Jones

07-31-07/7:30 a.m. CT

Confirmation # 1465541

We will be opportunistic regarding fleet rejuvenation and our substantial liquidity will allow us to move quickly when the opportunity arises.

Joe Compofelice:  Thanks, Geoff.  This is Joe Compofelice, again.  I’d like to just make three points, and then we’ll get on and take your questions.

Probably the most important part of today’s announcement is that we have announced a major stock buyback program.  Our Board of Directors authorized a program to repurchase up to $100 million of stock.  We think our stock is an exceptional value.  We thought it was an exceptional value a few months ago, and obviously, we think it’s a better buy today, especially based on our outlook for the rest of this year, and for next year.

Our largest shareholder Kistefos, which owns approximately 20 percent of Trico, is very supportive of this program, and has agreed to participate on a pro rata basis, and of course, that’s necessary to execute the buyback program and remain in compliance with the Jones Act.

             Second point I’d like to make is that we’ve had some management changes in our middle management and upper management.  We have finally accomplished the objective of adding some real bench strength, which we’re going to need for growth in the future, in terms of management overlooking the North Sea and West Africa, where West Africa is one of our fastest growing operations, centralizing responsibility for technical services.  We’ve also been able to add some real depth in terms of finance and other administrative areas.

             In terms of long term strategy, those changes, and other management changes don’t suggest anything different about our strategy.  Trico’s strategy remains a commitment to renew our fleet, enlarge our fleet, internationalize our business, even more than it is now.  I think year-to-date our international revenues are all ready 70 percent of our total revenue.  We’re far more interested in growing that portion of the business, because that’s the portion of the business that evidences stable cash flows.

TRICO MARINE SERVICES

Moderator: Geoff Jones

07-31-07/7:30 a.m. CT

Confirmation # 1465541

So we’re interested in growth, but we’re mostly interested in growth with stable – with stable cash flows.  If there’s any subtle difference in changes in our strategy is that our reinvestment in the business, whether it be a individual vessels, a fleet of vessels or the acquisition of the company, the intent will be to focus on vessels that move up the food chain of services so that you are likely to see our purchase, emphasize vessels that are more multi purpose, and able to perform sub sea installations, ROV support, other diving support, and as opposed to just providing marine transportation.  But except for that concept of moving up the food chain, our strategy remains the same.  So again our outlook for the rest of the year is very positive.  We see stability and/or strength everywhere.

And with that, we’ll turn it back over to the moderator who will call for questions.

Operator:  Thank you, gentlemen.  To our participants joining over the phones if you have a question at this time, please press star and the digit one on your touch-tone phone.  A reminder if you are using a speakerphone, please ensure that your mute button is disengaged to allow your signal to reach our equipment; again, that is star one if you have a question at this time and we’ll pause for a moment to give everyone a chance to signal.

             We’ll go first to James West at Lehman Brothers.

James West:  Hey, good morning, Joe, Geoff.

Geoff Jones:  Hey, James.  How are you doing?

James West:  Joe, on the acquisition front, you’ve taken some expenses recently related to an acquisition that wasn’t consummated.  I guess the question is, are you still looking at a significant number of transactions right now, and could we see a deal get announced in the next one to two quarters?

TRICO MARINE SERVICES

Moderator: Geoff Jones

07-31-07/7:30 a.m. CT

Confirmation # 1465541

Joe Compofelice:  We’ve been looking at questions for the last few months, the operative word in terms of the expenses we’ve incurred in the last quarter, James, is plural, looking at some deals.  You know, the merger and acquisition business, where I spend a lot of time is one where you’ve got to be a little opportunistic.  You know it depends a lot on deal traffic.  Our focus now is getting ourselves more squarely in the middle of deal traffic.

I do think there are deals out there.  Perhaps they are not as traditional as you have seen some of our competitors.  I really can’t say is one going to get done in the next couple of quarters, but I can say that our board and I are really committed to growing the company.  And right now, companies sell for less than boats, and that was true when stocks had not gone through the pressure they have gone through in the last week or two, so it’s especially true right now, James.

James West:  OK.  That’s great color.  One more question, Joe, on the Gulf of Mexico business, right now, I know last quarter you guys had increased leading edge rates for the first time in a couple of quarters.  It looks like some of those rates did come through.  What are you seeing right now?  Are you able to increase rates further, now that the construction season is underway?

Joe Compofelice:  We have – we were successful in doing that.  Of course, we’re doing it much more modestly now, given the level of activity, but it’s still very positive from a utilization point of view, and we have just pushed in the last couple of weeks, our leading edge rate for a 180 up to $10,000 and that was from a prior leading edge of $9,500.

James West:  OK.  Great.  That’s all I had.  Thanks, guys.

Operator:  We’ll go next to Judd Bailey at Jefferies & Company.

Judd Bailey:  Good morning.  A question on your fleet breakout, Joe.  I wanted to make sure, are there any material changes to your fleet, your geographic composition?  In other words, did you move any other vessels out of

TRICO MARINE SERVICES

Moderator: Geoff Jones

07-31-07/7:30 a.m. CT

Confirmation # 1465541

the Gulf of Mexico?  And do you foresee you doing any of that, and taking advantage of any of the strength in West Africa, over the second half of the year.

Joe Compofelice:  During the quarter, we did not move, Judd, any vessels to West Africa, but it is the fastest growing market, and so we can really make two comments in terms of going forward.  A, we probably will be moving a few more vessels in the second half of the year, to West Africa, because of demand.

The other thing is, I just returned from a meeting with our joint venture partner in China, and, you know, they have received the first five boats.  Those boats are working in China waters for CNOOC in the Bohai Bay.  They are all on ticket for the joint venture, and we had a very good discussion at the joint venture level about possibly letting one to three of those boats go to West Africa, possibly for 2008, on their way, so to speak to longer term work in Southeast Asia.

Judd Bailey:  OK.  Great and in the North Sea, you commented on the Gulf, what’s your outlook for spot rates in the second half of the year.  I think rates have come in a little bit since they peaked in March and April, what are you seeing out there for work in August and September?

Joe Compofelice:  They have come down a little bit from those peaks.  I guess our – you know, our general call for those vessels that are in the spot market, which is just a handful force, a couple, is more likely to go up than down.

But remember, that the fourth quarter in the North Sea is a bit of a nature wild card.  So, you know, watching the Weather Channel in the North Sea will probably give us all a little bit more guidance about there in the North Sea.  And the last two years, the combination of whether improving an deteriorating, a lot, kind of within a relatively short period of time pushed rates up quite a big especially for the anchor handlers, but generally absent anything like that, good or bad, we see them tending up a bit.

TRICO MARINE SERVICES

Moderator: Geoff Jones

07-31-07/7:30 a.m. CT

Confirmation # 1465541

Judd Bailey:  OK.  And if I could get in one more question, Geoff, on operating costs, if I missed it, I apologize, but did you give any type of guidance for operating costs, including M&C?

Geoff Jones:  No, Judd, you did not miss.  But as far as M&C, as I said, we, in the second quarter, spent like $8.8 million, which would be half of the total for the year, and given that we spent just under four in the first year, if you do the math it will give you five million less for the remainder of the year.

             As far as guidance for operating costs, absent M&C, I would say around $25 million give or take is probably a good number for a quarterly number going forward.

Judd Bailey:  OK.  Great.  Thank you.

Geoff Jones:  OK.

Operator:  A reminder, it is star one if you do have a question; it’s star and the digit one.  We’ll go to Lars Krogh at Kistefos.

Lars Krogh:  Good morning, this is Lars Krogh, representing Kistefos.

Joe Compofelice:  Good morning.

Lars Krogh:  Good morning, good morning.  First, I would like to convey our satisfaction with the announced share buyback program which Kistefos applauds and supports, and we believe it will be beneficial to all shareholders.  In addition, I have a few questions.  One is a clarification question, is Trico still pursuing the acquisition opportunity that did not lead to a completed transaction?

Joe Compofelice:  You know, that question is – first of all, Lars, thank you for your comments.  For those of you who are listening between the Trico people and Lars and Age Korsvold at Kistefos, it seems like we have

TRICO MARINE SERVICES

Moderator: Geoff Jones

07-31-07/7:30 a.m. CT

Confirmation # 1465541

daily conversations.  They’ve been exceptionally helpful, exceptionally supportive in this whole buyback thing.

             In terms of those conversions going forward on the more than one transaction, you know, I am not one to give up.  I’ve seen a lot of M&A deals come full circle.  I would say on the largest of the two, I would be 99 percent sure those discussions will not be resurrected, but, you know, on the other, I would say, you know, a better chance than that, that discussions will continue.

But I think the more important thing is now that we are focused on getting more in the middle of the deal flow we have one full time executive, Bob O’Connor, who is here with us today, who is really making sure we’re in that traffic.  We’re kind of renewing all of our discussions with our friends in the investment banking community.  And I will tell you this that for those people who think that there are not a fair amount of opportunities for something to happen, I would suggest that those people are not right.

Lars Krogh:  OK.  Thank you, Joe.  I’d like to take this opportunity to emphasize that Kistefos will support an acquisition to optimize scale in the various geographical theaters.

             In addition, I have a question with regard to the stacked vessels, how many vessels do you still have stacked and when do you expect these vessels to be in operation and where?

Joe Compofelice:  A quick summary is that when I – when we came out of the restructuring, we had 19 stacked vessels and we are down to two stacked vessels, and one is probably very close to a sale.  And let me just ask, I have Larry Francois here, Larry, what do you think about the last of the 19 stacked vessels?

Larry Francois:  Well we have one 180, and the Stillwater River available, and both of those have had interest of late, and we’re hopeful of moving them shortly.

Lars Krogh:  OK.  So they are likely to be sales more than actually entering operations.

TRICO MARINE SERVICES

Moderator: Geoff Jones

07-31-07/7:30 a.m. CT

Confirmation # 1465541

Larry Francois:  That’s correct.

Lars Krogh:  OK.  Then, one question relating to the COSL, when will you get cash flow out of COSL?

Joe Compofelice:  Did you say cash, Lars?

Lars Krogh:  Cash flow, yes.

Joe Compofelice:  Cash flow.  I would say as to cash flow, never, from this point of view, is I do believe that COSL and we will be in the black next year, which is probably six months to nine months ahead of schedule.  Two of the – remember there was a total of 14 vessels, five are all ready over there on ticket.

             Two, when the rest of the vessels roughly transfer around the beginning of 2008, two of those are all ready on ticket on longer term contracts that become the business of the joint venture.  And because we are going to utilize some of those outside the technical area of the joint venture in West Africa that gives us confidence that we will be in the black next year.  But that doesn’t necessarily mean positive cash flow.  There will be positive cash flow from operations but we would expect, as soon as we are in the black, middle of next year, to be sitting down with COSL looking at acquiring vessels to work in Southeast Asia.  And very much of that is driven, you’ve read in the paper about the extensive investments being made by two of the three national oil companies in China, CNPC, and CNOOC the majority shareholder of COSL.

             And so following COSL around – excuse me – CNOOC, around, I think, will give us the opportunity to possibly purchase vessels with the long term contract behind it, and then in the case of CNPC, I’ll just briefly say that CNPC owns 100 percent of the world’s largest seismic company.  That seismic company is predominantly a land seismic company but they are moving into offshore and have a bunch of vessels now.  They will be looking to purchase more seismic vessels.  And we have been having regular meetings with

TRICO MARINE SERVICES

Moderator: Geoff Jones

07-31-07/7:30 a.m. CT

Confirmation # 1465541

that seismic subsidiary, it’s called BGP, very long term discussions about considering Trico owning and operating under very long term contracts, contracts for BGP.

Lars Krogh:  OK.  Thank you.  Just one final question, with regard to Northern River, can you share with us what the five year time charter rate you achieved?

Joe Compofelice:  No.  I don’t think we give out – I’m looking Geoff, I’m looking at Larry and they are waving their hands at me I guess that means, I’m not supposed to tell you the rate, but I think Larry does have something directionally to say about the rate.  Larry.

Lars Krogh:  Thank you.

Larry Francois:  We got a very attractive rate and it was in euros.  And since that, the time we signed the contract, the euro has gone up 38 percent.  So we are way ahead of where we even wanted to be.

Lars Krogh:  OK.  Thank you very much.

Joe Compofelice:  Thank you, Lars.

Operator:  Next, we’ll go to Robert Ryan at Banc of America Securities.

Robert Ryan:  Hi, good morning thank you.  I was wondering if you could give me an update on what your approximate U.S. NOL position is or will be at the end of the June quarter.

Geoff Jones:  Yes, sure.  It’s about $120 million.  And, you know, we’ve had these protracted discussions in previous calls about utilization of NOLs or restrictions on uses.  And since we’ve passed the 24 month deadline after the exit from chapter 11, we do not have those restrictions.  So basically, we have $120 million with no annual restrictions on the usage part.

TRICO MARINE SERVICES

Moderator: Geoff Jones

07-31-07/7:30 a.m. CT

Confirmation # 1465541

Robert Ryan:  So would that be – would you be utilize that, if say you elected to pay a dividend out of a European subsidiary, would that effectively be shielded from taxes, on account of your U.S. NOL position?

Geoff Jones:  If you had dividends coming back into the U.S., yes, that would be covered by the NOL.

Robert Ryan:  OK.  And then, your Gulf class fleet, so if you look at the press fleets, it says you have 36 Gulf class vessels right now.  Now that excludes vessels that have been contributed into the joint venture.

Geoff Jones:  That’s exactly correct, yes.

Robert Ryan:  OK.  And how many of those of the 36, how many are Jones Act compliant?  And how many are operating in the Jones Act trade right now?

Geoff Jones:  In the Jones Act trade just now with the Gulf of Mexico we have 22.

Robert Ryan:  OK.  And of the 36, are they all Jones Act compliant,  that is if they were to return to the U.S.?

Geoff Jones:  I’m sorry.  No.  Some have been reflagged as they have gone overseas, probably most of the balance, to be honest.

Robert Ryan:  OK.  So 22 operating in the Jones Act trade in the balance or at least most of the balance have been reflagged.

Geoff Jones:  Exactly correct.

Robert Ryan:  OK.  Thank you.

TRICO MARINE SERVICES

Moderator: Geoff Jones

07-31-07/7:30 a.m. CT

Confirmation # 1465541

Geoff Jones:  OK.  Thanks, Robert.

Operator:  And gentlemen, there are no further questions from the audience.  I’ll turn it back to you for any additional or closing remarks.

Joe Compofelice:  This is Joe Compofelice.  I’d just like to thank everybody for attending and for the good questions, and have a good day.  Thank you.

Operator:  This does conclude this Trico Marine Services conference call.  We thank you all for joining.  You may now disconnect and have a great day.

END